Exhibit 99.1

FOR IMMEDIATE RELEASE	August 4, 2011
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800

Health Care REIT, Inc.

Reports Second Quarter 2011 Results

Toledo, Ohio, August 4, 2011.….Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s second quarter ended June 30, 2011.

“Health Care REIT’s outstanding earnings growth in the second quarter of 2011 is the result of the successful execution of our relationship investment strategy,” commented George L. Chapman, Health Care REIT’s Chairman, Chief Executive Officer and President. “The 13% FFO and 10% FAD per share earnings increase this quarter demonstrates the momentum created by our growth platform. Our investment growth over the last 15 months is now translating into meaningful earnings growth for our shareholders and we expect this momentum to continue to drive future performance.”

Recent Highlights

•	Achieved 2Q11 normalized FFO of $0.90 per share, up 13%

•	Achieved 2Q11 normalized FAD of $0.80 per share, up 10%

•	Increased second quarter aggregate same-store NOI versus last year by 5.0%

•	Completed year-to-date gross new investments totaling $4.2 billion, including $2.8 billion in the second quarter

•	Closed year-to-date property sales and loan payoffs of $282 million, generating $56 million of gains

•	Increased line of credit to $2 billion with an initial term through July 2015

Dividends for Second Quarter 2011 As previously announced, the Board of Directors declared a cash dividend for the quarter ended June 30, 2011 of $0.715 per share, as compared to $0.69 per share for the same period in 2010. The cash dividend will be paid on August 19, 2011 and will be the company’s 161st consecutive quarterly dividend payment.

Second Quarter Investment Highlights

•

On April 1st, the company completed the previously announced acquisition of substantially all of the real estate assets of privately-held Genesis HealthCare for a purchase price of $2.4 billion. The initial 15 year triple-net lease with Genesis will provide for rent in the first year of $198 million representing an initial cash yield of 8.25%. The rent, which includes a combination of fixed and CPI escalators, is expected to increase by 3.5% on the first five anniversary dates of the lease and 3.0% per year thereafter.

•

On April 8th, the company completed the previously announced acquisition of four combination senior housing facilities located in the Chicago and New York metro areas totaling 628 units. The company’s $141.5 million investment included the assumption of $48 million in secured debt at an average rate of 6.5%. The investment is structured as a triple-net lease with Capital Senior Living (NYSE:CSU) with an initial term of 15 years and an initial rental yield of 7.25% with annual escalators of 3.0%.

Events Subsequent to Quarter End

•

On July 27th, the company entered into an expanded $2.0 billion unsecured revolving credit facility, which replaces the previous $1.15 billion facility. The company has an option to upsize the facility by $500 million through an accordion feature, allowing for aggregate commitments of up to $2.5 billion. The new facility includes 31 lenders and matures in July 2015 with a one-year option to extend at the company’s discretion. The facility is priced at 1.35% over LIBOR, with a 0.25% annual facility fee based on current credit ratings and is subject to other terms and conditions customary for loans of this nature.

Investment Activity The company has completed acquisitions and joint venture investments year-to-date of $4.0 billion, up from the previously announced $3.8 billion, and funded development of $200 million, resulting in gross investments of $4.2

2Q11 Earnings Release	August 4, 2011

billion. The company continues to expect dispositions of $300 million for the full year, of which $282 million has been completed through June 30, 2011.

Outlook for 2011 The company is narrowing its 2011 earnings guidance solely to reflect year-to-date timing of dispositions. Normalized FFO has been revised to a range of $3.34 to $3.40 per diluted share from the previous $3.32 to $3.42 per diluted share, representing an increase of 8-10% from 2010. Normalized FAD has been revised to a range of $3.02 to $3.08 per diluted share from the previous $3.01 to $3.11 per diluted share, representing an increase of 6-8% from 2010. Net income attributable to common stockholders has been increased to a range of $1.04 to $1.10 per diluted share from $0.97 to $1.07 per diluted share. The company’s guidance does not include any investments beyond what has been closed or identified year-to-date nor any additional transaction costs, capital transactions, impairments, unanticipated additions to the loan loss reserve or other one-time items, including any additional cash payments other than normal monthly rental payments. Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.

Conference Call Information The company has scheduled a conference call on Thursday, August 4, 2011 at 10:00 a.m. Eastern Time to discuss its second quarter 2011 results, industry trends, portfolio performance and outlook for 2011. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 18, 2011. To access the rebroadcast, dial 800-642-1687 or 706-645-9291 (international). The conference ID number is 81661084. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites. This earnings release is posted on the company’s website at www.hcreit.com under the heading News.

Key Performance Indicators

	2Q11	2Q10	Change
Net income attributable to common stockholders (NICS) per diluted share	$0.39	$0.37	5%
Normalized FFO per diluted share	$0.90	$0.80	13%
Normalized FAD per diluted share	$0.80	$0.73	10%
Dividends per common share	$0.715	$0.68	5%
Normalized FFO Payout Ratio	79%	85%
Normalized FAD Payout Ratio	89%	93%

Quarterly Earnings

	NICS			FFO			FAD
	2Q11	2Q10	Change	2Q11	2Q10	Change	2Q11	2Q10	Change
Per diluted share	$0.39	$0.37	5%	$0.84	$0.74	14%	$0.75	$0.70	7%
Includes impact of:
Gain (loss) on property sales(1)	$0.17	$0.03
Other items, net(2)	$(0.06)	$(0.06)		$(0.06)	$(0.06)		$(0.06)	$(0.06)
Prepaid/straight-line rent receipts(3)							$0.02	$0.02
Per diluted share - normalized(a)				$0.90	$0.80	13%	$0.80	$0.73	10%

(a) Amounts may not sum due to rounding

(1)	$30,224,000 and $3,314,000 of gains in 2Q11 and 2Q10, respectively.
(2)	See Exhibit 1.
(3)	$3,102,000 and $2,330,000 of receipts in 2Q11 and 2Q10, respectively.

Supplemental Reporting Measures The company believes that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, the company considers funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry

2Q11 Earnings Release	August 4, 2011

investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1. FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions at medical office buildings. Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1. The company believes that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies. The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of the supplemental reporting measures.

About Health Care REIT, Inc. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of June 30, 2011, the company’s broadly diversified portfolio consisted of 868 properties in 45 states. More information is available on the company’s website at www.hcreit.com.

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of properties; the performance of its operators/tenants and properties; its ability to enter into agreements with viable new tenants for vacant space or for properties that the company takes back from financially troubled tenants, if any; its occupancy rates; its ability to acquire, develop and/or manage properties; its ability to make distributions to stockholders; its policies and plans regarding investments, financings and other matters; its tax status as a real estate investment trust; its critical accounting policies; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, senior housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s properties; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s properties; changes in rules or practices governing the company’s financial reporting; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

2Q11 Earnings Release	August 4, 2011

HEALTH CARE REIT, INC.

Financial Exhibits

Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30,
	2011	2010
Assets
Real estate investments:
Real property owned:
Land and land improvements	$983,746	$571,501
Buildings and improvements	11,497,863	5,854,675
Acquired lease intangibles	347,662	147,861
Real property held for sale, net of accumulated depreciation	18,202	13,020
Construction in progress	212,161	255,883

	13,059,634	6,842,940
Less accumulated depreciation and intangible amortization	(968,289)	(766,630)

Net real property owned	12,091,345	6,076,310
Real estate loans receivable:
Loans receivable	326,651	471,805
Less allowance for losses on loans receivable	(1,692)	(5,025)

Net real estate loans receivable	324,959	466,780

Net real estate investments	12,416,304	6,543,090
Other assets:
Equity investments	250,933	181,527
Goodwill	51,207	—
Deferred loan expenses	48,808	31,568
Cash and cash equivalents	328,758	55,423
Restricted cash	42,497	59,656
Receivables and other assets	342,154	208,067

	1,064,357	536,241

Total assets	$13,480,661	$7,079,331

Liabilities and equity
Liabilities:
Borrowings under unsecured lines of credit arrangements	$—	$206,000
Senior unsecured notes	4,429,992	2,135,422
Secured debt	1,889,873	813,341
Capital lease obligations	83,794	—
Accrued expenses and other liabilities	325,550	187,443

Total liabilities	6,729,209	3,342,206
Redeemable noncontrolling interests	18,410	—
Equity:
Preferred stock	1,010,417	286,410
Common stock	177,290	124,520
Capital in excess of par value	6,314,692	3,937,485
Treasury stock	(13,493)	(11,315)
Cumulative net income	1,795,448	1,630,120
Cumulative dividends	(2,682,479)	(2,237,720)
Accumulated other comprehensive income	(10,145)	(8,526)
Other equity	6,460	5,755

Total Health Care REIT, Inc. stockholders’ equity	6,598,190	3,726,729
Noncontrolling interests	134,852	10,396

Total equity	6,733,042	3,737,125

Total liabilities and equity	$13,480,661	$7,079,331

2Q11 Earnings Release	August 4, 2011

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Rental income	$239,703	$141,764	$406,848	$274,761
Resident fees and service	123,149	—	194,435	—
Interest income	12,866	9,335	24,575	18,383
Other income	5,341	2,650	8,165	3,646

Gross revenues	381,059	153,749	634,023	296,790

Expenses:
Interest expense	83,961	35,478	142,347	63,403
Property operating expenses	100,197	11,970	164,126	23,761
Depreciation and amortization	110,382	44,037	183,186	84,042
General and administrative expenses	19,562	11,878	37,276	28,700
Transaction costs	13,738	752	49,803	8,466
Loss (gain) on extinguishment of debt	—	7,035	—	25,072
Provision for loan losses	168	—	416	—

Total expenses	328,008	111,150	577,154	233,444

Income from continuing operations before income taxes and income from unconsolidated joint ventures	53,051	42,599	56,869	63,346

Income tax (expense) benefit	(211)	(188)	(340)	(273)
Income (loss) from unconsolidated joint ventures	971	1,828	2,514	2,596

Income from continuing operations	53,811	44,239	59,043	65,669

Discontinued operations:
Gain (loss) on sales of properties	30,224	3,314	56,380	10,033
Impairment of assets	—	—	(202)	—
Income (loss) from discontinued operations, net	2,173	3,511	2,797	7,056

	32,397	6,825	58,975	17,089

Net income	86,208	51,064	118,018	82,758
Less: Preferred dividends	17,353	5,484	26,033	10,993
Net income (loss) attributable to noncontrolling interests	(992)	(66)	(1,234)	307

Net income attributable to common stockholders	$69,847	$45,646	$93,219	$71,458

Average number of common shares outstanding:
Basic	176,445	123,808	165,755	123,541
Diluted	177,487	124,324	166,458	124,059

Net income attributable to common stockholders per share:
Basic	$0.40	$0.37	$0.56	$0.58
Diluted	0.39	0.37	0.56	0.58

Common dividends per share	$0.715	$0.68	$1.405	$1.36

2Q11 Earnings Release	August 4, 2011

Normalizing Items (in thousands, except per share data)	Exhibit 1

	Three Months Ended June 30,			Six Months Ended June 30,
	2011		2010	2011	2010
Impairment of assets	$—		$—	$202	$—
Transaction costs	13,738	(1)	752	49,803	8,466
Special stock compensation grants/payments	—		—	—	2,853
Loss (gain) on extinguishment of debt	—		7,035	—	25,072
Provision for loan losses	168		—	416	—
Held for sale hospital operating expenses(2)	264		150	1,093	878
Non-recurring other income	(3,774	)(3)	(1,000)	(3,774)	(1,000)

Total	$10,396		$6,937	$47,740	$36,269

Average diluted common shares outstanding	177,487		124,324	166,458	124,059
Net amount per diluted share	$0.06		$0.06	$0.29	$0.29

Notes:	(1) Represents primarily costs incurred with the Genesis acquisition and other transactions during the quarter.
(2) Represents expenses incurred in connection with a hospital classified as held for sale.
(3) Represents non-recurring income earned in connection with dispositions.

Funds Available for Distribution Reconciliation (in thousands, except per share data)	Exhibit 2

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income attributable to common stockholders	$69,847	$45,646	$93,219	$71,458
Depreciation and amortization(1)	111,053	47,451	185,821	91,032
Loss (gain) on sales of properties	(30,224)	(3,314)	(56,380)	(10,033)
Noncontrolling interests(2)	(3,975)	50	(7,812)	(290)
Unconsolidated joint ventures(3)	1,653	915	2,845	1,214
Gross straight-line rental income	(10,988)	(4,145)	(16,018)	(8,598)
Prepaid/straight-line rent receipts	3,102	2,330	6,713	4,068
Amortization related to above (below) market leases, net	(398)	(809)	(1,056)	(1,296)
Non-cash interest expense	2,698	3,659	6,415	6,500
Cap-ex, tenant improvements, lease commissions	(8,924)	(5,060)	(17,065)	(8,831)

Funds available for distribution	133,844	86,723	196,682	145,224
Normalizing items, net(4)	10,396	6,937	47,740	36,269
Prepaid/straight-line rent receipts	(3,102)	(2,330)	(6,713)	(4,068)

Funds available for distribution - normalized	$141,138	$91,330	$237,709	$177,425

Average diluted common shares outstanding	177,487	124,324	166,458	124,059

Per diluted share data:
Net income attributable to common stockholders	$0.39	$0.37	$0.56	$0.58
Funds available for distribution	0.75	0.70	1.18	1.17
Funds available for distribution - normalized	0.80	0.73	1.43	1.43

Normalized FAD Payout Ratio:
Dividends per common share	$0.72	$0.68	$1.41	$1.36
FAD per diluted share - normalized	$0.80	$0.73	$1.43	$1.43

Normalized FAD payout ratio	89%	93%	98%	95%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
(2) Represents noncontrolling interests’ share of net FAD adjustments.
(3) Represents HCN’s share of net FAD adjustments from unconsolidated joint ventures.
(4) See Exhibit 1.

2Q11 Earnings Release	August 4, 2011

Funds From Operations Reconciliation (in thousands, except per share data)	Exhibit 3

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income attributable to common stockholders	$69,847	$45,646	$93,219	$71,458
Depreciation and amortization(1)	111,053	47,451	185,821	91,032
Loss (gain) on sales of properties	(30,224)	(3,314)	(56,380)	(10,033)
Noncontrolling interests(2)	(4,487)	108	(8,647)	(255)
Unconsolidated joint ventures(3)	3,364	2,323	6,391	3,098

Funds from operations	149,553	92,214	220,404	155,300
Normalizing items, net(4)	10,396	6,937	47,740	36,269

Funds from operations - normalized	$159,949	$99,151	$268,144	$191,569

Average diluted common shares outstanding	177,487	124,324	166,458	124,059

Per diluted share data:
Net income attributable to common stockholders	$0.39	$0.37	$0.56	$0.58
Funds from operations	0.84	0.74	1.32	1.25
Funds from operations - normalized	0.90	0.80	1.61	1.54

Normalized FFO Payout Ratio:
Dividends per common share	$0.72	$0.68	$1.41	$1.36
FFO per diluted share - normalized	$0.90	$0.80	$1.61	$1.54

Normalized FFO payout ratio	79%	85%	87%	88%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
(2) Represents noncontrolling interests’ share of net FFO adjustments.
(3) Represents HCN’s share of net FFO adjustments from unconsolidated joint ventures.
(4) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2011 (in thousands, except per share data)	Exhibit 4

	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$0.97	$1.07	$1.04	$1.10
Loss (gain) on sale of properties	(0.15)	(0.15)	(0.33)	(0.33)
Depreciation and amortization(1)	2.28	2.28	2.35	2.35

Funds from operations	$3.10	$3.20	$3.06	$3.12
Normalizing items, net(2)	0.22	0.22	0.28	0.28

Funds from operations - normalized	$3.32	$3.42	$3.34	$3.40

FAD Reconciliation:
Net income attributable to common stockholders	$0.97	$1.07	$1.04	$1.10
Loss (gain) on sale of properties	(0.15)	(0.15)	(0.33)	(0.33)
Depreciation and amortization(1)	2.28	2.28	2.35	2.35
Net straight-line rent and above/below amortization(1)	(0.22)	(0.22)	(0.19)	(0.19)
Non-cash interest expense	0.10	0.10	0.09	0.09
Cap-ex, tenant improvements, lease commissions	(0.17)	(0.17)	(0.18)	(0.18)

Funds available for distribution	$2.81	$2.91	$2.78	$2.84
Normalizing items, net(2)	0.22	0.22	0.28	0.28
Prepaid/straight-line rent receipts	(0.02)	(0.02)	(0.04)	(0.04)

Funds available for distribution - normalized	$3.01	$3.11	$3.02	$3.08

Notes:	(1) Amounts presented net of noncontrolling interests’ share and HCN’s share of unconsolidated joint ventures.
(2) See Exhibit 1.